EXHIBIT 10.10

                                                                    CONFIDENTIAL
                           TERM SHEET FOR SECURED LOAN

BORROWER    Tanox Biosystems, Inc.
            10301 Stella Link
            Houston, Texas 77025
            USA
            ("Tanox")

LENDER      CIBA-GEIGY Limited
            Klybeckstrasse 141,
            4002 Easel,
            Switzerland
            ("Ciba")

CREDIT
U.S. $10,000,000 term loan ("the Loan"). No increase in the Loan may occur except on a subsequent decision of Ciba if additional funding is determined by both parties to be necessary to satisfy their mutual objectives.

EFFECTIVE DATE
The arrangements set out herein shall become effective at the time this Term Sheet is signed by both parties, subject as set forth in "Statement of Intent" below.

STATEMENT OF INTENT
This Term Sheet is intended to establish the basic terms of the above mentioned facility ("the Credit"), but should not be construed as including all the conditions and terms to which the Credit will be subject. Such terms will be contained in the definitive agreement(s) to be negotiated, executed and delivered in form and substance satisfactory to both parties and their legal counsel ("the Definitive Agreement(s)"). This Term Sheet will be binding on the parties with respect to the terms set forth herein and the parties agree to negotiate the Definitive Agreement(s) in good faith within the context of the terms and conditions outlined in this Term Sheet. The parties acknowledge that the Credit is intended as a loan arrangement between two joint development partners which will further the development of their shared product opportunity. This Term Sheet supersedes all previous conversations and negotiations between Tanox and Ciba regarding this matter.

LOAN
Ciba will advance to Tanox the total amount of the Loan in installments as hereinafter provided to enable Tanox to construct at its site in Houston, Texas, a plant for the scale up and optimization of a commercial production process for anti-IgE monoclonal antibodies and the production of such anti-IgE monoclonal antibodies in quantities sufficient for the conduct by Ciba of Phase III clinical trials and initial launch of the anti-IgE product ("the Anti-IgE Product") currently under development by Ciba and Tanox pursuant to the Development and Licensing Agreement between the parties dated

                                        2                           CONFIDENTIAL

the 11th May, 1990 ("the Anti-Allergy Agreement"). The current status of, and details relating to, the Plant to be constructed and the principal equipment to be installed therein ("the Plant") as already discussed by the parties are set out in Schedule I hereto. A more definitive schedule relating to the Plant, including, if any, alterations and/or additions agreed by the parties since the date of such discussions will be included as a part of the Definitive Agreement(s). Tanox agrees to use the Loan solely to construct, validate and start-up the Plant, including without limitation, designing the Plant, or having it designed, and purchasing equipment therefor. Tanox will use commercially reasonable efforts in having the plant constructed in accordance with specifications and a timetable to be mutually agreed by the parties and to be set out in the Definitive Agreement(s). Ciba will cooperate in such efforts and will provide such timely advice, consultation and decisions regarding the design, construction, validation and start-up activities contemplated as may reasonably be requested by Tanox, or required under this Term Sheet or the Definitive Agreement(s). Any such costs incurred following completion of detailed engineering design which result from changes or modifications to the Plant specifically to improve its production capability or efficiency for CGP 56901 or other joint development products, if agreed by the parties, will be subject to reimbursement under procedures set forth in the Anti-A1lergy Agreement and any other agreements covering such other development products, as the case may be.

WARRANTY
In the Definitive Agreement(s) Tanox will make various representations and warranties customary in transactions comparable to the Credit, including, without limiting the generality of the foregoing, the following, and hereby warrants:

(a) that it will not construct the Plant without first receiving or obtaining in good time all necessary permits of the appropriate authorities and/or its landlord for the construction of the Plant on the proposed construction site and Tanox is not aware of any reason why such permits would not be issued; and

(b) that none of its assets is, or will at the time of the Definitive Agreement(s) be, subject to any charge or lien in favour of a third party which would rank senior in priority to the collateral security hereby proposed to be granted, except for statutory liens covering construction materials and services which will be eliminated on payment of bona fide charges.

INSTALLMENTS
-    The Loan will be made by Ciba in installments as follows:

- $3,000,000 within 7 days after the execution of this Term Sheet ("the Initial Date");

- $4,000,000 within 14 days of the decision by both parties to proceed with development of the Anti-IgE Product based on the results of Phase IIa trials of the Anti-IgE Product which decision shall be taken within a reasonable time after the results of such trials are known, such period to be set forth in the Definitive Agreements(s);

-    $2,000,000 within 14 days of start of validation of the Plant;

- $1,000,000 when the Plant has been completely constructed and the process fully demonstrated and validated for the above purpose ("the Commencement Date").

                                        3                           CONFIDENTIAL

If for any reason funding by Ciba is not continued following the initial $3,000,000 installment, Ciba agrees that it will forgive payment of one-half of such installment and Tanox shall remain obligated for repayment of the remaining one-half under the terms of this Term Sheet and the Definitive Agreement(s), including such provisions relating to termination which will be incorporated into the, Definitive Agreement(s) as provided below under "Loan Repayment". Tanox shall have the right to retain, to the extent possible, all drawings, equipment, materials, etc. which may have been funded by such installment; provided that Tanox will make available to Ciba for its use copies of any available drawings. Should Tanox dispose of such assets within 3 years, Tanox agrees to pay to Ciba one-half of any proceeds received, as well as any part of the $3,000,000 which has not been paid out or committed under contract by Tanox at the time funding is discontinued.

LOAN REPAYMENT
The principal and all accrued interest are due in full on the earlier of the eighth anniversary of the advance of the final installment of US $1,000,000 or December 31,2005, or earlier on the happening of an Event of Default as defined below. The Definitive Agreement(s) will include provisions, to be negotiated in good faith, which provide for the ways and means of easing the repayment terms/interest payments etc. to meet Tanox's needs at the relevant time, if Ciba should terminate the Anti-Allergy Agreement for any reason other than the default of Tanox under that Agreement or the Definitive Agreement(s). These measures will take into account the possibility of Tanox's using the Plant for the manufacture of other antibodies for Ciba, as well as ability to use the remainder of the Plant's capacity for other projects, none of which can be forecast at this moment in time.

Tanox may repay the whole or any part of the Loan without penalty at any time prior to the due date of repayment on not less than 10 days prior written notice to Ciba; provided, that the amount of any partial repayment shall not be less than $100,000 and; provided, further, that any prepayment of principal shall be accompanied by a payment of the accrued unpaid interest on such principal balance prepaid. If Tanox elects to repay the Loan in full, it shall at the same time pay all outstanding interest. No part of the Loan following repayment thereof may be re-borrowed. All prepayments shall be applied fIrst to accrued unpaid interest, and then to principal.

COLLATERAL SECURITY
As security for the total amount of the Loan, Tanox will grant Ciba a fIrst priority perfected security interest on the Plant until such time as Ciba makes a decision regarding the joint venture as permitted in "Conversion
Option" below. In the event of agreement to form a joint venture to own and operate the Plant, half the loan would be converted to Ciba's contribution to the joint venture and such assets would continue as security for the remainder of the Loan. Additionally, if no joint venture is formed, then should it be necessary for Ciba to enforce its security interests, Ciba will have a first priority perfected security interest on the remainder of Tanox's tangible assets (including, without limitation, cash and marketable securities) and such intangible assets as set forth below in "Intellectual Property" to the extent of the difference between the amount realized by reasonable disposal of the Plant and one-half of the total outstanding Loan amount.

                                        4                           CONFIDENTIAL

90 day Libor plus 2 per cent (but not to exceed 10% per year), reset quarterly on the first day of each calendar quarter using the previous business day's rate as published in the "Money Rates" section of the Wall Street Journal
Southwest Edition, such interest not subject to compounding.

INTEREST ACCRUAL
Interest shall accrue daily as from the Initial Date on the amount of the Loan outstanding for the time being, using a 365/366 day year (as appropriate) as the basis for calculation. Ciba shall forgive interest on the Loan due at the end of each quarter between the Initial Date and the Commencement Date if Tanox, in the reasonable and fair judgment of Ciba, has fu1f1l1ed its obligations in relation to the construction of the Plant. To the extent applicable, if interest would otherwise be due hereunder, Ciba shall forgive interest on one-ha1f of the total amount of the Loan until such time as Ciba notifies Tanox of its decision not to proceed with a joint venture.

INTEREST PAYMENT
Interest shall be due and payable on the first day of each calendar quarter. Unless the Loan is repaid or repayable earlier, either voluntarily by Tanox or due to the occurence of an Event of Default, the first payment in respect of interest as from the Commencement Date shall fall due on the third anniversary of the Commencement Date. Tanox may defer until the third anniversary of the Commencement Date the payment of interest due at the end of any quarter between the Commencement Date and such third anniversary.

PAYMENTS
Any payments falling due on a date which is not a normal working day for both of the fInancial institutions (to be defined in the DefInitive Agreement(s)) used by Tanox and Ciba in performing their payment obligations shall instead be due on the next day which is a regular working day for both such institutions.

CONVERSION OPTION
At any time following the decision to proceed with Phase III clinical trials of the Anti-IgE Product pursuant to the Anti-Allergy Agreement, or following receipt from Tanox of notice of its intention to repay the whole or any part of the Loan as provided for in the paragraph headed "Loan Repayment" above, Ciba shall have an option to call for the establishment between the parties of a joint venture to own and operate the Plant, the detailed terms of the joint venture to be negotiated in good faith at the relevant time but to accord with the outline of terms annexed hereto as Schedule 2. In such event, Ciba shall forgive interest accrued on one-half of the total amount of the Loan and that one-half of the Loan shall be regarded as Ciba's contribution to the joint venture, the balance, Tanox's contribution, being repayable and bearing interest according to the terms of the Loan.

                                        5                           CONFIDENTIAL

EVENTS OF DEFAULT
The following shall be Events of Default:

(a) if Tanox fails to pay any moneys due to Ciba beyond the tenth day after receipt of notice that payment is due;

(b) if Tanox commits any act of bankruptcy, or it or a creditor files a petition for reorganization or liquidation under the Bankruptcy Code;

(c) if Tanox enters into a compromise with its creditors, including, but not limited to, making an assignment or attempted assignment of the whole or a substantial portion of its assets for the benefit of its creditors; or

(d) if Tanox makes any significant departure from the design of the Plant without Ciba's agreement or uses the Loan proceeds otherwise than for the construction of the Plant in accordance with the objectives of the Loan as outlined in the Term Sheet.

CONSEQUENCES OF DEFAULT
On the occurrence of an Event of Default the balance of the Loan outstanding at that time together with all accrued, unpaid interest from the Commencement Date shall be immediately due and payable. On non-repayment of the Loan and interest by Tanox within 30 days following the happening of an Event of Default, Ciba shall be entitled to enforce the security interests granted by Tanox, including taking over the Plant, Intellectual property (as defined below), ELAs/PLAs etc.

INTELLECTUAL PROPERTY
All Tanox's know-how and patents involved in the design, construction and operation of the Plant, as well as a first priority security interest on future revenues which Tanox or any permitted assignee would be entitled to receive from the exercise of its rights under the Anti-Allergy Agreement ("the Intellectual Property") shall be security for the Loan. Tanox shall not grant a license of such know-how and patents to a third party without the consent of Ciba pending Ciba's decision regarding the joint venture. If a joint venture is formed, then such know-how and patents shall be subject to the terms of the joint venture.

USE OF PLANT
Should Tanox use the Plant for the manufacture of products other than the Anti-IgE Product, it will give priority to the manufacture of the requirements of the parties for the Anti-IgE Product.

TRANSFER OF CONTROL
If partnership or control of Tanox is about to pass out of the hands of the present shareholders, except as the result of the normal dilutive effects of capital fund raising appropriate for the continuation of its business, Tanox will advise Ciba of such event prior to its occurrence and Ciba will have the right to require a modification or repayment of the Loan if Ciba, in its reasonable and fair judgement, determines that the person/persons or legal entity is/are unacceptable to Ciba.

PUBLICITY
Each party will keep confidential all information relating to the terms hereof and of the Loan, and to the conclusion or intended conclusion of the financial arrangements and other transactions hereby contemplated, provided however that reference to such terms, the loan arrangements and other

                                        6                           CONFIDENTIAL

transactions required by law or regulation sha11 not be regarded as a breach of this confidentiality obligation.

APPLICABLE LAW
The terms of the Loan, the Definitive Agreement(s) and any other instruments executed in connection therewith shall be governed by and interpreted in accordance with the laws of the State of New York.

ASSIGNMENTS
The Loan and the Definitive Agreement(s) evidencing the same and any other rights or duties of Ciba and Tanox may be assigned and delegated to affiliates of Ciba and Tanox without the consent of the other in the event of a decision to form the joint venture, provided, that the collateral security hereby granted to Ciba is not thereby prejudiced, or by Ciba alone if Ciba should enforce the security for the Loan. In any other case, neither party sha11 assign its rights or obligations hereunder without the written consent of the other party.

As WITNESS the signatures of the representatives of the parties hereto

Tanox Biosystems, Inc.

By:    D. ANDERSON
Name:  D. Anderson
Title: Exe. V.P.
Date:  12/9/94


CIBA-GEIGY Limited

By:    M. SUNDMAN
Name:  M. Sundman
Title: Head of Business Development
Date:  13th December, 1994


By:    R.E. WALKER
Name:  R.E. Walker
Title: Division Counsel
Date:  13th December, 1994

                                   SCHEDULE 1

                                   ATTACHMENTS

               (1) The projected pilot/1aunch facility schedule

               (2) The preliminary pilot/launch facility floor plan

               (3) The pilot/launch facility major equipment list

                (1) THE PROJECTED PILOT/LAUNCH FACILITY SCHEDULE

1994                      1995                       1996              1997
|_____|______||_____|______|_____|______||_____|______|_____|______||____|____|

BIOREACTOR DELIVERY INSTALLATION
|________________________|_____|

DESIGN         BID/AWARD
|______________|_______|


                         CONSTRUCTION
                    |____________________|

                                      VALIDATION
                                   |______________|

                                             START-UP PRODUCTION
                                                |____________|

          GRAPHIC OF THE PRELIMINARY PILOT/LAUNCH FACILITY FLOOR PLAN

(3) THE PILOT/LAUNCH FACILITY MAJOR EQUIPMENT LIST

      3.1 Fermentation Area:

            a.   One 20 liter skid-mounted bioreactor systems

            b.   One 225 liter bioreactor system

            c.   One 1500 liter bioreactor system

            d.   Three medium supplement cans

      3.2 Inoculum Preparation Lab:

            a.   One CO2 incubator

            b.   One laminar flow hood

            c.   One lab centrifuge

            d.   One liquid nitrogen canister

      3.3 Intermediate Purification:

            a.   One 1500 liter harvest tank

            b.   One 500 liter permeate tank

            c.   One cell removal transmembrane filtration skid

      3.4  purification:

            a.   One protein A column

            b.   One HIC column

            c.   One anion exchange column

            d.   One tangential flow filtration system

            e.   One column processing skid

            f.   One laminar flow hood, horizontal, class 100

            g.   Two product tanks, lOO liter, with agitator and filter

            h.   One product tank, 300 liter, with agitator and filter

      3.5  Wash/Sterilization:

            a.   One autoclave, 2' x 3', double door

            b.   One glassware washer

            c.   One sink

            d.   One CIP system

      3.6  Solution Preparation:

            a.   One 1200 liter medium preparation tank with agitator and.
                 filter

            b.   One medium transfer/filtration skid

            c.   One 300 liter medium tank with agitator and filter

            d.   One 300 liter buffer tank with agitator and filter

            e.   One buffer transfer/filtration skid

            f.   Two 700 liter buffer tanks with agitators and filters

            g.   Two 150 liter buffer tanks with agitators and filters

            h.   Two lOO liter buffer tanks with agitators and filters

            i.   One laminar flow hood

            j.   One WFI point-of-use cooler

            k.   One CIP system

      3.7  Utility Room:

            a.   One USP purified water system, 60 LPM peak demand

            b.   One WFI still, 105 GPH

            c.   One WFI storage tank, 4000 liter

            d.   One clean steam generator, 730 lb/HG

            e.   One boiler, 2500 lb/HR

            f.   One chiller, 90 tons

            g.   One decontamination autoclave, 2' x.2', single door

            h.   Two neutralization tanks, 4000 liter

      3.8  Miscellaneous:

            a.   One cold room, 110 sq. ft.

                                   SCHEDULE 2

   PROPOSED JOINT VENTURE AGREEMENT BETWEEN TANOX BIOSYSTEMS, INC. ("TANOX") AND CIBA-GEIGY LIMITED ("CG") OR AFFILIATES THEREOF COVERING A PILOT PLANT
           FOR THE MANUFACTURE OF THERAPEUTIC MONOCLONAL ANTIBODIES.

This Schedule 2 is intended as an outline of the basic structure of a joint venture and should not be construed as including all the conditions and terms of such joint venture. It is a statement of intent only, is not intended as a binding agreement, and is subject to the negotiation of definitive agreements setting forth the terms and provisions hereof. Any such definitive agreements would be subject to approval of (i) the applicable regulatory authorities, (ii) the managements of Tanox and CG, and (iii) any other parties to such definitive agreements.

1. BACKGROUND

   Tanox and CG are engaged in a project aimed at the development of anti-IgE monoclonal antibodies (i.e., CGP 51901 and CGP 56901) to treat IgE-mediated reactions such as allergies, under the agreement between the partners dated May 11, 1990 (the " Allergy Project"). Neither party has as yet the manufacturing facilities which can provide antibody products in amounts sufficient for large scale clinical trails or for commercialization. The parties therefore intend to plan jointly and make available the necessary manufacturing facilities in a location close to Tanox's present site.

   While the parties now contemplate the eventual construction or acquisition of a commercial manufacturing facility, such a decision will be reserved for a later date. The scope of the proposed joint venture ("JV") is the construction and operation of a pilot plant manufacturing facility ("Pilot Facility").

2. STATEMENT OF OBJECTIVES:

   The Joint Venture ("JV") will establish a Pilot Facility for animal cell culture derived products, in particular CGP 56901. Specific objectives of the JV wi11 be the:

   - Production of clinical materials for pivotal trials, with top initial priority given to the manufacture of product for the Anti-Allergy Project.

   -    Scale-up and optimisation of the commercial production process.

   - Development of technology, know-how, expertise and resources for later integration into large scale commercial facility applications.

   -    Initial launch of small volume products.


3. PRINCIPLES OF FORMATION

      3.1  NAME

           The name for the JV wi11 be agreed by the parties, but will include the names Ciba and Tanox mentioned clearly for regulatory and marketing purposes.

      3.2  LEGAL ENTITY

           The parties contemp1ate formation of a legal entity which will be taxed as a partnership. It may be in the form of a general partnership, limited partnership or limited liability company as the parties may agree to be in their best interests.

      3.3  LOCATION

           Location of the Pilot Facility will be Houston, Texas within facilities subleased to the JV by Tanox on commercially reasonable terms.

      3.4  CAPITAL STRUCTURE

           Both parties shall contribute equally to the JV the initial and all future capital contributions. The parties intend to enter into separate agreements whereby CG would finance a portion of Tanox's 50% commitment at terms to be agreed between the parties. An estimate of costs prior to the start of operations and a planned schedule of investment outlays is provided as Attachment 1. (NB THE ORIGINAL IS OUT OR DATE AND REQUIRES REVISION.)

      3.5  OWNERSHIP OR ELA/PLA

           Ownership of the Establishment License Application and the Product License Application will be by the JV as an independent entity.

      3.6  ALLOCATION OF PROFITS AND LOSSES

           Both parties will share in start-up and operating expenses and share profits and losses according to a formula to be agreed taking into account the relative financial and management contributions each of the parties will agree to make to the JV.

4. PRINCIPLES OF OPERATION

      4.1  MANAGEMENT STRUCTURE/STAFFING:

            4.1.1 MANAGEMENT COMMITTEE - 2 members from each partner

                  -    approves annual budget and operation plans

                  - approves all contracts (including manufacturing and supply contracts) having individually a value or cost in excess of $50,000 with each partner or third party

                  -    approves the compounds to be manufactured by the JV

                  -    provides conflict resolution

                  -    approves appointment and dismissal of senior personnel

                  -    approves transfer pricing

                  - decides on such other matters as shall be agreed by the partners.

            4.1.2 OPERATIONS COMMITTEE - up to 3 members for each partner, plus the plant manager and other JV employees, as agreed.

                  -    submits budgets and operational plans of the JV annually

                  - submits contracts with each partner and with third parties

                  - reviews technologies used, in order to assure a "state of the art" situation

                  -    monitors progress of the build-up of the JV against plan

                  -    proposes compounds to be manufactured by the JV

                  -    supervises staffing and plant management

                  The Chairmanship of the Operations and Management Committees will rotate annually between the partners. Meetings of the Management Committee will take place two times per year, or for specific requirements. The Operations Committee will meet as often as required.

            4.1.3 It is envisaged that the JV will be initially staffed by employees of either partner. and that there will be JV employees once the pilot plant becomes operational. Management and staff of the JV may continue to be employees of either partner.

      4.2  POLICIES AND PROCEDURES

           The Management and Operations Committees prior to the start of the Pilot Facility operations will establish policies and procedures covering operations of the Joint Venture with particular emphasis on policies intended to assure compliance by the Joint Venture with all regulatory, safety, and environmental requirements, and to assure establishment of quality assurance and control procedures necessary to ensure the highest product quality commercially reasonable.

           The Management and Operations Committees will also establish estimates of running costs of the facility and procedures for proper allocation of costs of the facility. subject to the guidelines set forth in the JV agreement

5. SCOPE OF ACTIVITIES

      5.1  CONSTRUCTION ACTIVITIES

           To the extent that the plant has not already been completed, the JV will be responsible for the planning and construction of the Pilot Facility. The Pilot Facility should be validated and ready to be used for the production of material for pivotal trials in the Allergy Project in the second quarter of 199*. This plant is planned to have an initial capacity of **** (about * active substance / per annum), with possible expansion capabilities.

      5.2  PRODUCTION ACTIVITIES

           The Pilot Facility will manufacture for the projects of both partners as outlined in paragraph 2 (Statement of Objectives). Priority will be given to collaborative anti-IgE monoclonal antibody product under CGI/Tanox joint development. Preference will always be given to such joint projects in situations of short capacity. When capacity is available, the JV will also manufacture other cell culture derived products generated by CG and other cell culture derived products generated by Tanox. If there is spare capacity available, the JV will also accept all toll manufacturing for third parries.

6. TRANSFER PRICING

   The JV will set the transfer prices of compounds to the partners so that the profit will reasonably compensate for the risk of the investment in the JV.

   Establishment of transfer prices for the respective products manufactured by the JV will be based on the following guidelines:

      - For Allergy Project products transfer prices would not be less than total manufacturing cost plus 20%.

      - For Allergy Project products, if the JV can successfully reduce transfer prices by achieving cost reductions prior to or following product launch, the JV would be entitled to share in such benefits by an appropriate increase in its profit percentage.

      - For products manufactured for other projects of the partners, guidelines to be agreed would apply.

      - For allocation of costs not directly chargeable to product manufacturing such as overhead, the operating capacity required for the Allergy -Project will be assumed to be......%

      - For other activities undertaken by the JV, including toll manufacturing for third parties, the JV would establish prices based on market conditions and achievement of its operating objectives.

7. OWNERSHIP OR KNOW-HOW AND TECHNOLOGIES:

   In principle, know-how and technology developed by JV employees will be owned by the JV, whereby the partners and their affiliates will have a free license to use such know-how and technology for their own purposes. Know-how developed by employees of each partner in the context of JV activities will flow freely between the two partners, and may be used by them and their affiliates. Technology (represented by patents) developed by employees of either partner will be owned by such partner and will flow freely to the JV for JV purposes. If either partner should desire to use such technology in the context of its own manufacturing operations separate from the JV, the partner holding such technology will negotiate in good faith a license for such technology on reasonable terms. Use by third parties, if any, will be negotiated by the JV or the partner owning such technology at arm's length.

8. DURATION OF THE JV:

   The JV will exist as long as the parties agree to continue in the venture or until one party buys out the other.

9. CONFLICT RESOLUTIONS:

   Problems that cannot be resolved or agreed upon by the Management Committee of the JV shall go to Top Management of Tanox and CG's Pharma Division (For Tanox Dr. N. Chang, and for CG Mr. P.E. Douaze or another member of CG's Pharma Division Management). If the Management Committee so chooses, opinion of outside experts may be solicited in order to resolve such problems in a procedure to be agreed mutually prior to finalisation of the JV documentation. Should an agreement using such procedures not be possible, then either party will have the right to submit the matter to arbitration.

10. TERMINATION:

    The following principles shall apply:

    10.1 in the event of change of control of one of the partners, the other partner will have the possibility to buy out the other partner at a "fair market value" in a procedure to be mutually agreed.

    10.2 In the event of breach or bankruptcy of one partner, the other partner should have the possibility to buy-out at the lesser of "fair market value" less a certain percentage (penalty), or the cash input at time value.

    10.3 If either partner wishes to leave the JV. it must offer its share first to the other party, at a price equal to such partner's capital contribution plus interest at a rate to be agreed. If the other partner does not accept this offer within three months of receipt of the offer, then the partner which made the offer may sell its share to another interested party within a period of one year at a price not less than that at which it offered its share to the other partner. The remaining partner has the right to approve the choice of purchaser; such approval not be unreasonably withheld.

    10.4 The JV can be terminated any time by mutual agreement of the partners.